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                                                                 Exhibit 10.130
                          ANNUAL EXECUTIVE BONUS PLAN

                 The Company's Annual Executive Bonus Plan provides for the payment of annual cash bonuses to executive officers of the Company, based solely upon the Company's attainment of certain performance targets. The participants in the plan are the Chairman, Vice Chairman, President, Senior Executive Vice Presidents, Executive Vice Presidents, and from time to time, certain other officers having comparable positions. The plan specifies a target bonus for each executive officer, which is expressed as a percentage (between 25% and 100%) of that executive's annual base salary and depends upon that executive officer's roles and responsibilities. The amount of base salary included in the computation of the target bonus amount for each executive officer in any year may not exceed 250% of the base salary, determined as of March 31, 1994, payable to the executive officer holding the same or substantially similar position on March 31, 1994. The amount of the target bonus is then multiplied by a percentage, which can range from 0% to 200%, which is determined by the Company's performance for the year relative to its goals of net revenue growth of 20% and after-tax profit margin of 10%.

                 Amounts payable pursuant to the plan are generally paid quarterly in the year in which they are earned or during the following year; however, a recipient who is eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may defer payments pursuant to the terms of that plan. The plan is administered by the Committee, which makes all decisions regarding the operation of the plan and payments thereunder. The Committee may amend or terminate the plan at any time and for any reason without stockholder approval.